EXHIBIT 99.1
GEOGLOBAL REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Calgary, Alberta, Canada, November 14, 2011 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the quarter ended September 30, 2011. All amounts are in U.S. dollars unless otherwise noted.

Selected Operational Highlights
Since July 1, 2011 the Company has announced:

•
Completion of drilling of the first (Phulasar-1) well on the Rajasthan Block RJ-ONN-2004/2. The well was tested, determined to be non-productive and was plugged and abandoned. The rig subsequently moved to a location 11 kilometres northeast of the Phulusar-1 well and commenced drilling the Godu-1 well, the second prospect on the RJ Block 20. The well was tested, determined to be non-productive and was plugged and abandoned;

•	Commencement of the development drilling program at the Deen Dayal West gas condensate field (“DDW”); and

•
Finalization of the terms on the Assignment Agreement entered into with a third party whereby GeoGlobal took assignment of the third party's rights and obligations to an existing Drill Rig and Associated Services Contract for a Semi-submersible Drilling Rig in Israel.

“During the quarter we continued to drive preparations forward to support our Israeli drilling program, securing a rig for late in the year and advancing the processing and interpretation of seismic data that will allow us to finalize drilling decisions,” said Paul Miller, President and CEO of GeoGlobal.

Financial Review
All of the Company’s oil and gas sales are derived from production in India. With the approval of the Tarapur 1 field development plan by the Management Committee, three wells began production in mid-May 2009, two in September 2009 and one in January 2010. There are 10 additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities. Further, associated natural gas from one gas well is being contained and sold while awaiting approval of a development plan for completion of a pipeline.

Oil and gas sales for the three months ended September 30, 2011 were $195,000 as compared with $220,000 for the three months ended September 30, 2010. Oil and gas sales for the nine months ended September 30, 2011 were $446,000 as compared with $646,000 for the nine months ended September 30, 2010. This decrease is mainly attributable to lower oil and gas production for the three and nine months ended September 30, 2011 when compared with the same periods in 2010.

Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of GeoGlobal’s production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Operating costs for the three months ended September 30, 2011 were $36,000 or $19.95 per BOE compared with $36,000 or $13.82 per BOE for the three months ended September 30, 2010. Operating costs for the nine months ended September 30, 2011 were $104,000 or $20.47 per BOE compared with $139,000 or $13.82 per BOE for the nine months ended September 30, 2010.  While operating costs remained flat quarter over quarter and dropped for the year to date period in 2011 versus 2010, the price per BOE increased as a direct result of a decrease in oil and gas production. The operating costs include handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contain a fixed and variable portion.

For the three months ended September 30, 2011, general and administrative expenses decreased to $826,000 compared with $863,000 for the three months ended September 30, 2010. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relations services and transfer agent fees and services. This decrease is mostly attributable to a decrease in Stock-based compensation costs by $165,000 to $93,000 for the three months ended September 30, 2011 from $258,000 for the comparative three months in 2010. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. These decreases are offset by an increase in the Directors’ and Special Committee fees by $47,000 combined with an increase in salaries and benefits of $113,000 mostly related to restructuring of our management team which was previously included in consulting fees. Further, there was a general increase in general and administrative costs due to increased activity in Israel, offset by overhead recoveries of $99,000 for the three months ended September 30, 2011 as compared to nil in the prior period.

For the nine months ended September 30, 2011, general and administrative expenses increased to $3,125,000 compared with $2,459,000 for the nine months ended September 30, 2010. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relations services and transfer agent fees and services. This increase is mostly attributable to the following: Directors’ and Special Committee fees increased by $158,000; salaries and benefits increased by $420,000 mostly related to restructuring of our management team which was previously included in consulting fees and the inclusion of a new executive officer in March 2010; and rent costs increased by $72,000; stock-based compensation costs increased by $77,000 to $583,000 for the nine months ended September 30, 2011 from $506,000 for the comparative nine months in 2010. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. Further, there was a general increase in general and administrative costs due to increased activity in Israel, offset by overhead recoveries of $204,000 for the nine months ended September 30, 2011 as compared to nil in the prior period.

For the three months ended September 30, 2011, the Company incurred a net loss of $1.3 million compared with a net loss of $1.2 million for the three months ended September 30, 2010. As at September 30, 2011 GeoGlobal had an accumulated deficit of $51.9 million.

At September 30, 2011, GeoGlobal’s cash and cash equivalents were $7.0 million (December 31, 2010 - $7.8 million). The majority of this balance is being held in US funds, of which $0.5 million is held in term deposits. At September 30, 2011, the Company had current assets of $9.7 million and current liabilities of $11.9 million, or a working capital deficiency of $2.2 million. Current assets as of September 30, 2011 include $734,000 of restricted deposits which management expects will be released from escrow on or before December 31, 2011.

Outlook
Management expects exploration and development activities pursuant to its Production Sharing Contracts (“PSCs”) in India will continue through 2011 in accordance with the terms of those agreements. During 2011 and up to March 31, 2012, based on the current budgets in India, management anticipates drilling seven exploratory wells; drilling two core wells; acquiring, processing and interpreting 2,480 line kilometers of 2D seismic data; and acquiring, processing and interpreting 350 square kilometers of 3D seismic data as well as processing and interpreting an additional 400 square kilometers of 3D seismic data. Management further expects to tie-in additional oil wells in Tarapur along with the construction of a gas pipeline for the Tarapur G gas discovery and to continue with the construction of the gas gathering and production facilities together with further development drilling on the KG Offshore Block. Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells the Company may participate in. Also, if the Government of India approves the increase to GeoGlobal’s participating interest in the KG Onshore Block to 20%, the Company’s obligations to fund 3D seismic acquisition and exploratory drilling on the block will increase.

Management expects the exploration activities pursuant to its licenses in Israel will continue through 2011 in accordance with the terms of those agreements. During 2011, management expects to complete the processing and interpretation of 43 square kilometers of 3D seismic data in its Samuel license as well as to complete the processing and interpretation of 1,360 square kilometers of 3D seismic data covering the Sara and Myra licenses and also to commence drilling the first deepwater exploration well by the end of the year or early in the first quarter of 2012. The rig secured by GeoGlobal will be available to the Company on or after December 1, 2011. The Noble Homer Ferrington is a 4th Generation Enhanced Pacesetter design Semi-submersible rig capable of drilling in water depths of up to approximately 2,100 meters (7,000 feet).

The Company has filed with the US and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended September 30, 2011.

Set forth below is certain financial information taken from the unaudited consolidated financial statements.

	September 30, 2011	December 31, 2010
Current assets	9,676,121	12,500,689
Property and equipment	47,930,498	41,375,680
Total assets	58,655,002	58,894,369
Current liabilities	11,884,087	8,544,120
Total liabilities	12,640,873	9,285,264
Stockholders’ equity	46,014,129	49,609,105

	Three months ended Sept 30, 2011	Three months ended Sept 30, 2010	Nine months ended Sept 30, 2011	Nine months ended Sept 30, 2010
Oil and gas sales	195,300	220,435	446,326	646,324
Interest Income	7,528	9,958	27,730	39,615
Total expenses	1,443,870	1,374,642	4,823,766	3,887,092
Net loss and comprehensive loss	(1,255,464)	(1,167,928)	(4,386,564)	(3,280,645)
Net loss per share – basic and diluted	(0.02)	(0.02)	(0.05)	(0.04)

Conference Call Details
The Company intends to host a conference call on Tuesday, November 15, 2011 at 10:30 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2011.  To access the conference call by telephone, dial +1 647-427-7450 or 1-888-231-8191.  The conference call will be archived for replay until Tuesday, November 22, 2011 at midnight.  To access the archived conference call, dial 1-855-859-2056 or internationally on +1 416-849-0833 and enter the reservation number 24729096 followed by the number sign.

A live audio webcast of the conference call will be available on the GeoGlobal website at www.geoglobal.com as well as http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=3728120.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above web sites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il	The Equicom Group
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il	Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com